Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172899 of Duke Energy Corporation on Form S-8 of our report relating to the financial statements and supplementary information of the Progress Energy 401(k) Savings & Stock Ownership Plan (the Plan) dated June 24, 2013, appearing in this Annual Report on Form 11-K for the year ended December 31, 2012.

/s/ McCONNELL & JONES LLP
Houston, Texas
June 24, 2013